As filed with the Securities and Exchange Commission on April 27, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRONTIER OIL CORPORATION

(Exact name of registrant as specified in its charter)

Wyoming	74-1895085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
10000 Memorial Drive, Suite 600 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Frontier Oil Corporation Omnibus Incentive Compensation Plan
(Full title of the plan)

James R. Gibbs
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
(713) 688-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert V. Jewell
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1), (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3), (4)
Common Stock, no par value	5,393,800 shares	$59.75	$322,279,550	$34,483.91
(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2)
The shares to be issued, offered and sold under the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”) consist of: (i) 913,885 unissued shares (as adjusted to reflect the 2-for-1 split of the Common Stock (the “Split”) effected by Frontier Oil Corporation (the “Company”) by means of a stock dividend paid on June 17, 2005 to shareholders of record on May 23, 2005) previously registered for issuance under the Frontier Oil Corporation Restricted Stock Plan (the “Restricted Stock Plan”) pursuant to the Registration Statement on Form S-8 (Registration No. 333-56946) filed and effective on March 13, 2001 (the “2001 Registration Statement”); (ii) 650,435 unissued shares (as adjusted to reflect the Split) previously registered for issuance under the Amended and Restated Frontier Oil Corporation 1999 Stock Plan (the “Amended and Restated 1999 Plan” and collectively with the Restricted Stock Plan, the “Prior Plans”) pursuant to the Registration Statement on Form S-8 (Registration No. 333-89876) filed and effective on June 6, 2002 (the “2002 Registration Statement”), of which 527,105 are subject to outstanding awards under the Amended and Restated 1999 Plan; and (iii) 3,829,480 shares being registered hereby for the first time. The shares described above that have been previously registered and the registration fees in respect of the portion of such shares paid as part of the registration fees paid with respect to the 2002 Registration Statement are carried over to this Registration Statement in accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (as supplemented) (the “Instruction and Interpretation”) and Rule 457(p) under the Securities Act of 1933, as amended (the “Securities Act”). Contemporaneously with the filing of this Registration Statement, the Company is filing post-effective amendments to the 2001 Registration Statement to deregister 913,885 unissued shares and the 2002 Registration Statement to deregister 650,435 unissued shares. Such unissued shares may no longer be issued under the Prior Plans and may only be issued, offered and sold under the Omnibus Plan.

(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of the shares as reported on The New York Stock Exchange on April 26, 2006.

(4)
As noted in note (2) above, the shares being registered pursuant to this Registration Statement include 650,435 unissued shares previously registered by the Company under the 2002 Registration Statement, and contemporaneously with the filing of this Registration Statement, the Company is filing a post effective amendment to the 2002 Registration Statement to deregister such 650,435 unissued shares thereunder. Accordingly, pursuant to the Instruction and Interpretation and Rule 457(p) under the Securities Act, the aggregate registration fee of $34,483.91 in connection with this Registration Statement is offset by $462.26, which is the amount of the registration fee previously paid by the Company with respect to such 650,435 unissued shares previously registered by the Company under the 2002 Registration Statement, and the balance of $34,021.65 has been deposited by the Company to the Securities and Exchange Commission’s lock-box account in connection with this Registration Statement.

EXPLANATORY NOTE REGARDING COMPLIANCE WITH INSTRUCTION E OF FORM S-8

Frontier Oil Corporation, a Wyoming corporation (the “Company”), has filed this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of 5,393,800 shares of the Company’s Common Stock, no par value (the “Shares”) pursuant to the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”). Contemporaneously with the filing of this Registration Statement, the Company is filing with the Securities and Exchange Commission (the “Commission”) post-effective amendments to: (i) its Registration Statement on Form S-8 (Registration No. 333-56946) filed and effective on March 13, 2001 (the “2001 Registration Statement”) pursuant to which the Company registered, among other offers and sales of shares of the Common Stock, the offer and sale of 913,885 shares (as adjusted to reflect the 2-for-1 split of the Common Stock (the “Split”) effected by the Company by means of a stock dividend paid on June 17, 2005 to shareholders of record on May 23, 2005) of the Common Stock pursuant to the Frontier Oil Corporation Restricted Stock Plan (the “Restricted Stock Plan”); and (ii) its Registration Statement on Form S-8 (Registration No. 333-89876) filed and effective on June 6, 2002 (the “2002 Registration Statement”) pursuant to which the Company registered, among other offers and sales of shares of the Common Stock, the offer and sale of 650,435 shares (as adjusted to reflect the Split) of the Common Stock pursuant to the Amended and Restated Frontier Oil Corporation 1999 Stock Plan (the “Amended and Restated 1999 Plan” and collectively with the Restricted Stock Plan, the “Prior Plans”). The Amended and Restated 1999 Plan is a predecessor to the Omnibus Plan, and the Restricted Stock Plan is being merged into the Omnibus Plan.

The Omnibus Plan was adopted by the Company’s Board of Directors and approved by the Company’s stockholders to succeed the Prior Plans. The Company desires to have the Shares registered for the Omnibus Plan to include those shares of the Common Stock described above whose offer and sale were registered under the 2001 Registration Statement and the 2002 Registration Statement and are carried over to this Registration Statement. Following the filing of this Registration Statement, the shares carried over from the 2001 Registration Statement and the 2002 Registration Statement will no longer be available for new awards under the Prior Plans.

Consequently, in accordance with the Instruction and Interpretation:

(i)
The Company is carrying over 913,885 shares (as adjusted to reflect the Split) of the Common Stock from the 2001 Registration Statement and 650,435 shares (as adjusted to reflect the Split) of the Common Stock from the 2002 Registration Statement and registering the offer and sale of all such carry-over shares under the Omnibus Plan pursuant to this Registration Statement;

(ii)
 $462.26 of the registration fee allocable to the Shares carried over from the 2002 Registration Statement and paid in connection with the 2002 Registration Statement, is carried over in this Registration Statement;

(iii)
each of the 2001 Registration Statement and the 2002 Registration Statement is being amended on a post-effective basis to deregister thereunder the Shares being carried over therefrom to this Registration Statement;

(iv)
in addition to the Shares being carried over pursuant to (i) above, the Company is registering for the first time the offer and sale of 3,829,480 shares of the Common Stock under the Omnibus Plan pursuant to this Registration Statement; and

(v)
in addition to the registration fees being carried over pursuant to (ii) above, the $34,021.65 balance of the $34,483.91 registration fee due in respect of the shares being registered under this Registration Statement has been deposited by the Company to the Commission’s lock-box account in connection with this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Company incorporates by reference in this Registration Statement the following documents filed with the Commission:

(1)
The description of the Company’s common stock, no par value, contained in the Company’s registration statement on Form 8-A filed with the Commission (File No. 1-7627), including all amendments and reports filed for the purpose of updating such description;

(2)	The Company’s Annual Report on Form 10-K filed on March 1, 2006; and

(3)	The Company’s Current Reports on Form 8-K filed on February 2, 2006, February 23, 2006, February 24, 2006, March 9, 2006, March 14, 2006, March 15, 2006, April 6, 2006 and April 7, 2006.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 17-16-850 through 17-16-859 of the Wyoming Business Corporation Act provide that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses, including counsel fees, incurred in respect to such action, suit or proceeding if he conducted himself in good faith and reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests and, with respect to any criminal action, suit or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Article Eight of the Company’s Articles of Incorporation, as amended, provides for the indemnification of the Company’s directors, officers, employees and agents. Specifically, said Article Eight provides in part that:

The corporation shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Company’s Bylaws also contain indemnification provisions which substantially conform to Article Eight of its Articles of Incorporation, as amended.

The Company maintains Directors and Officers’ Liability Insurance and has entered into indemnification agreements with its directors and certain of its officers.

Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1
Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated August 5, 1987 (incorporated by reference to Exhibit 3.1.1 to Registration Statement No. 333-120643, filed November 19, 2004).

4.2
Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated June 14, 1988 (incorporated by reference to Exhibit 3.1.2 to Registration Statement Number 333-120643, filed November 19, 2004).

4.3
Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated April 24, 1992 (incorporated by reference to Exhibit 3.1.3 to Registration Statement Number 333-120643, filed November 19, 2004).

4.4
Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated April 27, 1998 (incorporated by reference to Exhibit 3.1.4 to Registration Statement Number 333-120643, filed November 19, 2004).

4.5
Articles of Amendment to the Restated Articles of Incorporation of Frontier Oil Corporation dated May 23, 2005 (incorporated by reference to Exhibit 3.1 to Form 8-K ,File Number 1-07627, filed May 24, 2005).

4.6
Fourth Restated Bylaws of Wainoco Oil Corporation (now Frontier Oil Corporation), as amended through February 20, 2002 (incorporated by reference to Exhibit 3.2 to Wainoco Oil Corporation’s Annual Report on Form 10-K, File Number 1-07627, filed March 10, 1993).

4.7	Frontier Oil Corporation Omnibus Incentive Compensation Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed on March 21, 2006).
*4.8	Form of Frontier Oil Corporation Omnibus Incentive Compensation Plan Stock Unit/Restricted Stock Agreement.
*4.9	Form of Frontier Oil Corporation Omnibus Incentive Compensation Plan Nonqualified Stock Option Agreement.
*5.1	Opinion of Brown, Drew & Massey, LLP with respect to legality of the securities.
*23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Brown, Drew & Massey, LLP (included as part of Exhibit 5.1).
*24.1	Powers of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 27, 2006.

FRONTIER OIL CORPORATION

By:	/s/ James R. Gibbs
James R. Gibbs
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Gibbs and Michael C. Jennings and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James R. Gibbs James R. Gibbs	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2006
/s/ Michael C. Jennings Michael C. Jennings	Executive Vice President - Chief Financial Officer (Principal Financial Officer)	April 27, 2006
/s/ Nancy J. Zupan Nancy J. Zupan	Vice President -Controller (Principal Accounting Officer)	April 27, 2006
/s/ Douglas Y. Bech Douglas Y. Bech	Director	April 27, 2006
/s/ G. Clyde Buck G. Clyde Buck	Director	April 27, 2006
/s/ T. Michael Dossey T. Michael Dossey	Director	April 27, 2006
/s/ James H. Lee James H. Lee	Director	April 27, 2006
/s/ Paul B. Loyd, Jr. Paul B. Loyd, Jr.	Director	April 27, 2006
/s/ Michael E. Rose Michael E. Rose	Director	April 27, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1
Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated August 5, 1987 (incorporated by reference to Exhibit 3.1.1 to Registration Statement No. 333-120643, filed November 19, 2004).

4.2
Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated June 14, 1988 (incorporated by reference to Exhibit 3.1.2 to Registration Statement Number 333-120643, filed November 19, 2004).

4.3
Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated April 24, 1992 (incorporated by reference to Exhibit 3.1.3 to Registration Statement Number 333-120643, filed November 19, 2004).

4.4
Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation) dated April 27, 1998 (incorporated by reference to Exhibit 3.1.4 to Registration Statement Number 333-120643, filed November 19, 2004).

4.5
Articles of Amendment to the Restated Articles of Incorporation of Frontier Oil Corporation dated May 23, 2005 (incorporated by reference to Exhibit 3.1 to Form 8-K ,File Number 1-07627, filed May 24, 2005).

4.6
Fourth Restated Bylaws of Wainoco Oil Corporation (now Frontier Oil Corporation), as amended through February 20, 2002 (incorporated by reference to Exhibit 3.2 to Wainoco Oil Corporation’s Annual Report on Form 10-K, File Number 1-07627, filed March 10, 1993).

4.7	Frontier Oil Corporation Omnibus Incentive Compensation Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed on March 21, 2006).
*4.8	Form of Frontier Oil Corporation Omnibus Incentive Compensation Plan Stock Unit/Restricted Stock Agreement.
*4.9	Form of Frontier Oil Corporation Omnibus Incentive Compensation Plan Nonqualified Stock Option Agreement.
*5.1	Opinion of Brown, Drew & Massey, LLP with respect to legality of the securities.
*23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Brown, Drew & Massey, LLP (included as part of Exhibit 5.1).
*24.1	Powers of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith.